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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law:
---------------------------------------------------------------

            The undersigned corporation (the "Corporation"), in order to amend its Certificate of Incorporation (as previously amended, the "Certificate of Incorporation") hereby certifies as follows:

            FIRST: The name of the Corporation is: Loews Cineplex Entertainment Corporation.

            SECOND: The name under which the Corporation was originally incorporated is LTM Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 31, 1986.

            THIRD: The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth the amendment proposed herein on August 5, 2002, and declared it advisable that the Certificate of Incorporation of the Corporation be amended to change the aggregate number of shares of stock which the Corporation shall have authority to issue. The amendment effected herein was authorized on August 5, 2002 by the consent, in writing, setting forth the action so taken, signed by the holders of all of the outstanding stock entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware.

            FOURTH: The Corporation hereby amends its Certificate of Incorporation as follows:

                  Section 1 of Article Fourth of the Certificate of Incorporation, relating to the number of shares of stock which the Corporation shall have authority to issue, is hereby amended to read as follows:

                  "Section 1. The aggregate number of shares of stock (the "Stock") which the Corporation shall have authority to issue is 345,000 shares, of which (i) 25,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii) 250,000 shares shall be Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and
                  (iii) 70,000 shares shall be Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, collectively with the Class A Common Stock, the
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                  "Common Stock"). All of such shares of Stock shall be
                  issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof."

            FIFTH: The Corporation hereby certifies that the foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted in accordance with
                        Section 242(b)(1) of the General Corporation Law of the State of Delaware.

            SIXTH: This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware and recording with the Recorder of Deeds of New Castle County.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate as the act and deed of the Corporation, and affirms that the statements made herein are true under the penalties of perjury, this 9th day of August, 2002.

                            LOEWS CINEPLEX ENTERTAINMENT CORPORATION


                            By:   /s/John C. McBride, Jr.
                                  ------------------------------
                                  Name:  John C. McBride, Jr.
                                  Title: Senior Vice President & General Counsel


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